Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Grows Annual Revenue 11 Percent,

Operating Income 17 Percent

Expects 9 to 11 Percent Revenue Growth and

Double-Digit EPS Growth in Fiscal 2012;

Company Announces Cash Dividend

MOUNTAIN VIEW, Calif. – Aug. 18, 2011 – Intuit Inc. (Nasdaq: INTU) today announced financial results for its fourth quarter and full fiscal year 2011, which ended July 31, and provided initial guidance for fiscal year 2012. The company also announced it will pay shareholders a cash dividend for the first time in its history.

Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period.

Fiscal Year 2011 Highlights:

•	Increased revenue by 11 percent, to $3.85 billion.

•	Increased GAAP diluted earnings per share by 13 percent and non-GAAP diluted EPS by 19 percent.

•	Delivered another strong season for Consumer Tax, growing units 12 percent and revenue 13 percent.

•	Achieved double-digit revenue growth in all three Small Business segments, driven by customer growth and improving revenue per customer.

•	Generated growth through connected services with QuickBooks Online subscribers up 41 percent and TurboTax Online subscribers up 20 percent.

•	Grew end users to more than 35 million on hosted products and services, accelerated by the adoption of mobile solutions.

Intuit Fourth Quarter and 2011 Earnings

•	Repurchased stock totaling nearly $1.4 billion for the year, including $250 million in the fourth quarter.

Snapshot of Full-year Results

	GAAP			Non-GAAP
	FY11	FY10	Change	FY11	FY10	Change
Revenue	$3,851	$3,455	11%	$3,851	$3,455	11%
Operating Income	$1,007	$863	17%	$1,251	$1,095	14%
EPS	$2.00	$1.77	13%	$2.51	$2.11	19%

Dollars are in millions, except EPS. GAAP EPS in FY11 includes an after tax non-cash goodwill and intangible asset impairment charge of $0.09 per share.

Fourth-quarter 2011 Highlights:

•	Increased revenue 10 percent, to $593 million.

•	Reported the first profitable fourth quarter in recent history, with non-GAAP earnings per share of $0.02.

•	Intuit Financial Services subscribers using mobile banking solutions tripled over the past year.

•	More than 50 percent of Mint users now access the service through a mobile device.

Snapshot of Fourth-quarter Results

	GAAP			Non-GAAP
	Q4 FY11	Q4 FY10	Change	Q4 FY11	Q4 FY10	Change
Revenue	$593	$537	10%	$593	$537	10%
Operating Income (loss)	($61)	($64)	NA	$25	($9)	NA
EPS	($0.19)	($0.15)	NA	$0.02	($0.05)	NA

Dollars are in millions, except EPS. GAAP EPS in FY11 includes an after tax non-cash goodwill and intangible asset impairment charge of $0.09 per share.

Intuit Fourth Quarter and 2011 Earnings

CEO Perspective

“We had a strong fourth quarter and a great fiscal year, building on tough year-over-year comparisons of double-digit revenue growth in fiscal 2010,” said Brad Smith, Intuit’s president and chief executive officer. “Our results continue to demonstrate that our strategy is working and our execution is on track. Our core businesses, Consumer Tax and Small Business, which represent the majority of our revenue and operating income, both posted double-digit growth in fiscal year 2011.

“As we’ve seen throughout the recession and recent turbulent market conditions, our portfolio, combined with our focus on execution, helps us to be resilient in the most challenging environments. Through it all, we continue to benefit from customers’ ongoing move to connected services. While we still face challenges from the economy, shifting competitors’ strategies and new entrants, we’re confident that the secular shift to digital services will enable us to deliver strong performance in almost any environment.

“Looking ahead, our plans have assumed no improvement to economic conditions in the coming year. We will continue to apply the same decision principles that have served us well as we’ve navigated this downturn. We expect to expand operating margins while investing in long term growth. We are looking forward to fiscal 2012. With the right strategy, financial discipline and focused team, we expect another strong year,” Smith said.

Business Segment Results and Highlights

Total Small Business Group revenue grew 10 percent for the quarter and 12 percent for the year, with all three divisions growing revenue double digits in fiscal year 2011. Within Small Business:

•

Financial Management Solutions revenue grew 12 percent for the quarter and 15 percent for the year. Growth in QuickBooks Online and Enterprise Solutions contributed to an improved mix, driving revenue growth.

•

Employee Management Solutions revenue grew 5 percent for the quarter and 10 percent for the year. Payroll customers grew 2 percent for the year as this segment continued to perform well in a tough economy.

Intuit Fourth Quarter and 2011 Earnings

•

Payment Solutions revenue grew 12 percent for the quarter and 11 percent for the year. Merchants grew 11 percent for the quarter and for the year, with 1 percent growth in volume per merchant for the quarter.

Consumer Tax

•

Consumer Tax had a strong year, with revenue growth of 13 percent for the year on unit growth of 12 percent. Tax software category growth accelerated in tax year 2010, and the company took share within the category.

Accounting Professionals

•	Accounting Professionals revenue grew 7 percent for the year, and segment operating income margins expanded by 90 basis points.

Financial Services

•	Financial Services revenue grew 8 percent in the fourth quarter and 4 percent for the year. Excluding the divestiture of the lending business, revenue growth for fiscal year 2011 was 6 percent.

Other Businesses

•

The Other Businesses segment, including Global, Personal Finance and Healthcare, grew 14 percent for the fourth quarter and 15 percent for the year, driven by growth in Small Business offerings in the United Kingdom and Canada.

•

The company recorded an after-tax non-cash goodwill and intangible asset impairment charge of $30 million related to its Healthcare business during the quarter, equating to $0.09 in GAAP earnings per share.

Quarterly Dividend

Intuit’s board of directors approved a quarterly cash dividend. The cash dividend will be paid on Oct. 18 to shareholders of record as of the close of business on Oct. 10. The dividend will be $0.15 a share. Future declarations of dividends and the establishment of future record dates and payment dates are subject to the final determination of the board of directors.

Intuit Fourth Quarter and 2011 Earnings

Stock Repurchase Program

During the fourth quarter, Intuit repurchased $250 million of its shares, bringing total repurchases to nearly $1.4 billion for fiscal 2011.

With $640 million remaining on the current authorization, Intuit’s board of directors approved a new $2 billion stock repurchase program, authorized through August 2014. The three-year window provides the flexibility to maintain an active stock repurchase program while also investing for growth.

CFO Perspective

“Intuit is guided by a set of rigorous financial principles. First and foremost, we intend to grow organic revenue double digits and expand operating margin. We deploy cash to the highest-yield opportunities, including internal innovation, acquisitions and partnerships,” said Neil Williams, Intuit’s chief financial officer.

“Beyond that we look for opportunities to return cash to shareholders through our ongoing share repurchase program, and now by offering a cash dividend. Our ability to generate strong cash flow consistently, even in adverse economic environments, gives us confidence that we can continue to invest for growth as well as return cash to shareholders.”

Forward-looking Guidance

Intuit announced guidance for fiscal year 2012, which ends July 31, and expects:

•	Revenue of $4.185 billion to $4.285 billion, growth of 9 to 11 percent.

•	GAAP operating income of $1.185 billion to $1.21 billion, growth of 18 to 20 percent.

•	Non-GAAP operating income of $1.4 billion to $1.425 billion, growth of 12 to 14 percent.

•	GAAP diluted EPS of $2.38 to $2.47, growth of 19 to 24 percent.

•	Non-GAAP diluted EPS of $2.85 to $2.94, growth of 14 to 17 percent.

Intuit Fourth Quarter and 2011 Earnings

Intuit expects the following revenue growth by segment for fiscal year 2012:

•	Small Business Group: 10 to 12 percent.

•	Consumer Tax: 10 to 13 percent.

•	Accounting Professionals: 5 to 8 percent.

•	Financial Services: 7 to 10 percent.

•	Other Businesses: 3 to 7 percent.

For the first quarter of fiscal 2012, Intuit expects:

•	Revenue of $575 million to $585 million, growth of 8 to 10 percent.

•	GAAP operating loss of $95 million to $105 million, compared to a loss of $104 million in the year-ago quarter.

•	Non-GAAP operating loss of $40 million to $50 million, compared to a loss of $53 million in the year-ago quarter.

•	GAAP net loss per share of $0.24 to $0.26, compared to a loss of $0.22 in the year-ago quarter.

•	Non-GAAP net loss per share of $0.11 to $0.13, compared to a loss of $0.12 in the year-ago quarter.

Conference Call Details

Intuit executives will discuss the financial results on a conference call today at 1:30 p.m. Pacific time. To hear the call, dial 866-837-9780 in the United States or 703-639-1418 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s website after the call ends.

Intuit Fourth Quarter and 2011 Earnings

Replay Information

A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1544131.

The audio webcast will remain available on Intuit’s website for one week after the conference call.

Annual Investor Day

Intuit will hold its annual Investor Day on Sept. 21 at its Mountain View, Calif., headquarters. The half-day event will include business segment updates and presentations from Intuit’s CEO and CFO.

About Intuit Inc.

Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax®, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.

Founded in 1983, Intuit had annual revenue of $3.9 billion in its fiscal year 2011. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

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Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

About Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit’s Web site.

Cautions About Forward-Looking Statements

This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results; expectations regarding growth from digital services and from current or future products and services; expectations regarding the amount and timing of any future dividends; its prospects for the business in fiscal 2012; and all of the statements under the heading “Forward-looking Guidance.”

Intuit Fourth Quarter and 2011 Earnings

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2010 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of August 18, 2011, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A

INTUIT INC.

GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2011	2010	2011	2010
Net revenue:
Product	$233	$221	$1,481	$1,412
Service and other	360	316	2,370	2,043

Total net revenue	593	537	3,851	3,455

Costs and expenses:
Cost of revenue:
Cost of product revenue	34	27	144	144
Cost of service and other revenue	126	119	510	460
Amortization of acquired technology	4	6	17	49
Selling and marketing	210	210	1,111	976
Research and development	156	147	634	573
General and administrative	83	81	354	348
Amortization of other acquired intangible assets	11	11	44	42
Goodwill and intangible asset impairment charge [A]	30	—	30	—

Total costs and expenses [B]	654	601	2,844	2,592

Operating income (loss) from continuing operations	(61)	(64)	1,007	863
Interest expense	(15)	(15)	(60)	(61)
Interest and other income, net	(1)	1	19	13

Income (loss) from continuing operations before income taxes	(77)	(78)	966	815
Income tax provision (benefit) [C]	(20)	(30)	332	276

Net income (loss) from continuing operations	(57)	(48)	634	539
Net income from discontinued operations [D]	—	—	—	35

Net income (loss)	$(57)	$(48)	$634	$574

Basic net income (loss) per share from continuing operations	$(0.19)	$(0.15)	$2.07	$1.71
Basic net income per share from discontinued operations	—	—	—	0.11

Basic net income (loss) per share	$(0.19)	$(0.15)	$2.07	$1.82

Shares used in basic per share calculations	302	314	307	316

Diluted net income (loss) per share from continuing operations	$(0.19)	$(0.15)	$2.00	$1.66
Diluted net income per share from discontinued operations	—	—	—	0.11

Diluted net income (loss) per share	$(0.19)	$(0.15)	$2.00	$1.77

Shares used in diluted per share calculations	302	314	317	325

See accompanying Notes.

INTUIT INC.

NOTES TO TABLE A

[A]	During the fourth quarter of fiscal 2011 we performed our annual goodwill impairment test. During step one of the test we determined that the estimated fair value of our Intuit Health reporting unit fell below its carrying value of $75 million and during step two of the test we determined that the goodwill and acquired intangible assets for that reporting unit were impaired. Consequently, we recorded a goodwill and intangible asset impairment charge of approximately $30 million for our Intuit Health reporting unit in the fourth quarter of fiscal 2011. This consisted of a goodwill impairment charge of approximately $24 million and an acquired intangible asset impairment charge of approximately $6 million. All of the goodwill and acquired intangible assets associated with our Intuit Health reporting unit were derived from our fiscal 2010 acquisition of Medfusion, Inc.

[B]	The following table summarizes the total share-based compensation expense from continuing operations that we recorded for the periods shown.

	Three Months Ended		Twelve Months Ended
(in millions)	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010
Cost of product revenue	$1	$—	$1	$1
Cost of service and other revenue	1	1	6	7
Selling and marketing	13	11	46	41
Research and development	13	11	51	41
General and administrative	13	13	49	44

Total share-based compensation expense	$41	$36	$153	$134

[C]	We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax rates did not differ significantly from the federal statutory rate of 35% for the annual periods presented. The income tax benefit rate for the three months ended July 31, 2011 was 26% and differed from the federal statutory rate primarily because the goodwill impairment charge recorded in that period was not tax deductible. The income tax benefit rate for the three months ended July 31, 2010 was 39% and differed from the federal statutory rate primarily due to the impact of finalizing the annual effective tax rate in connection with the preparation of the annual tax provision for that period.

[D]	On January 15, 2010 we sold our Intuit Real Estate Solutions (IRES) business for approximately $128 million in cash and recorded a net gain on disposal of $35 million. IRES was part of our Other Businesses segment. We determined that IRES became a discontinued operation in the second quarter of fiscal 2010 and we have therefore segregated the operating results of IRES from continuing operations in our statements of operations for all periods prior to the sale. For the twelve months ended July 31, 2010, net revenue from IRES was $33 million and net income from IRES was less than $1 million, excluding the net gain on disposal. Because IRES operating cash flows were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

TABLE B

INTUIT INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010
GAAP operating income (loss)	$(61)	$(64)	$1,007	$863
Amortization of acquired technology	4	6	17	49
Amortization of other acquired intangible assets	11	11	44	42
Goodwill and intangible asset impairment charge	30	—	30	—
Professional fees for business combinations	—	2	—	7
Share-based compensation expense	41	36	153	134

Non-GAAP operating income (loss)	$25	$(9)	$1,251	$1,095

GAAP net income (loss)	$(57)	$(48)	$634	$574
Amortization of acquired technology	4	6	17	49
Amortization of other acquired intangible assets	11	11	44	42
Goodwill and intangible asset impairment charge	30	—	30	—
Professional fees for business combinations	—	2	—	7
Share-based compensation expense	41	36	153	134
Net gains on debt securities and other investments	—	—	(2)	(1)
Income tax effect of non-GAAP adjustments	(23)	(22)	(78)	(85)
Discontinued operations	—	—	—	(35)

Non-GAAP net income (loss)	$6	$(15)	$798	$685

GAAP diluted net income (loss) per share	$(0.19)	$(0.15)	$2.00	$1.77
Amortization of acquired technology	0.01	0.02	0.05	0.15
Amortization of other acquired intangible assets	0.04	0.04	0.14	0.14
Goodwill and intangible asset impairment charge	0.10	—	0.09	—
Professional fees for business combinations	—	0.01	—	0.02
Share-based compensation expense	0.13	0.11	0.48	0.41
Net gains on debt securities and other investments	—	—	—	—
Income tax effect of non-GAAP adjustments	(0.07)	(0.08)	(0.25)	(0.27)
Discontinued operations	—	—	—	(0.11)

Non-GAAP diluted net income (loss) per share	$0.02	$(0.05)	$2.51	$2.11

Shares used in diluted per share calculation	312	314	317	325

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C

INTUIT INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	July 31, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$722	$214
Investments	699	1,408
Accounts receivable, net	171	135
Income taxes receivable	72	27
Deferred income taxes	94	117
Prepaid expenses and other current assets	82	57

Current assets before funds held for customers	1,840	1,958
Funds held for customers	414	337

Total current assets	2,254	2,295

Long-term investments	63	91
Property and equipment, net	561	510
Goodwill	1,886	1,914
Acquired intangible assets, net	180	256
Long-term deferred income taxes	55	41
Other assets	111	91

Total assets	$5,110	$5,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$500	$—
Accounts payable	129	143
Accrued compensation and related liabilities	215	206
Deferred revenue	406	387
Income taxes payable	—	14
Other current liabilities	141	134

Current liabilities before customer fund deposits	1,391	884
Customer fund deposits	414	337

Total current liabilities	1,805	1,221

Long-term debt	499	998
Other long-term obligations	190	158

Total liabilities	2,494	2,377

Stockholders’ equity	2,616	2,821

Total liabilities and stockholders’ equity	$5,110	$5,198

TABLE D

INTUIT INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010
Cash flows from operating activities:
Net income	$(57)	$(48)	$634	$574
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation	44	37	164	148
Amortization of acquired intangible assets	19	21	77	108
Goodwill and intangible asset impairment charge	30	—	30	—
Share-based compensation expense	41	36	153	135
Pre-tax gain on sale of discontinued operations	—	—	—	(58)
Deferred income taxes	6	(8)	31	(69)
Tax benefit from share-based compensation plans	13	13	81	36
Excess tax benefit from share-based compensation plans	(12)	(7)	(71)	(18)
Other	5	8	19	23

Total adjustments	146	100	484	305

Changes in operating assets and liabilities:
Accounts receivable	94	69	(36)	2
Prepaid expenses, income taxes receivable and other assets	(87)	(23)	(70)	20
Accounts payable	(66)	(23)	(24)	40
Accrued compensation and related liabilities	14	20	8	33
Deferred revenue	69	77	28	32
Income taxes payable	(210)	(268)	(15)	14
Other liabilities	(75)	(55)	4	(22)

Total changes in operating assets and liabilities	(261)	(203)	(105)	119

Net cash generated by operating activities	(172)	(151)	1,013	998

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(454)	(1,310)	(1,257)	(3,029)
Sales of available-for-sale debt securities	156	1,037	1,626	1,660
Maturities of available-for-sale debt securities	74	362	328	474
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(31)	(64)	(51)	82
Net change in customer fund deposits	31	62	77	65
Purchases of property and equipment	(47)	(30)	(213)	(130)
Acquisitions of intangible assets	(12)	(10)	(15)	(13)
Acquisitions of businesses, net of cash acquired	—	(77)	—	(218)
Proceeds from divestiture of business	—	—	—	122
Other	—	(1)	2	(10)

Net cash provided by (used in) investing activities	(283)	(31)	497	(997)

Cash flows from financing activities:
Net proceeds from issuance of common stock under stock plans	50	114	338	440
Tax payments related to issuance of restricted stock units	(2)	(4)	(55)	(24)
Purchases of treasury stock	(250)	(150)	(1,360)	(900)
Excess tax benefit from share-based compensation plans	12	7	71	18
Other	—	1	—	(1)

Net cash used in financing activities	(190)	(32)	(1,006)	(467)

Effect of exchange rates on cash and cash equivalents	(2)	(2)	4	1

Net increase (decrease) in cash and cash equivalents	(647)	(216)	508	(465)
Cash and cash equivalents at beginning of period	1,369	430	214	679

Cash and cash equivalents at end of period	$722	$214	$722	$214

TABLE E

INTUIT INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES

TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS

(In millions, except per share amounts)

(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjustments		From	To
Three Months Ending October 31, 2011
Revenue	$575	$585	$—		$575	$585
Operating loss	$(105)	$(95)	$55	[a]	$(50)	$(40)
Diluted earnings per share	$(0.26)	$(0.24)	$0.13	[b]	$(0.13)	$(0.11)

Twelve Months Ending July 31, 2012
Revenue	$4,185	$4,285	$—		$4,185	$4,285
Operating income	$1,185	$1,210	$215	[c]	$1,400	$1,425
Diluted earnings per share	$2.38	$2.47	$0.47	[d]	$2.85	$2.94

See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $40 million; amortization of acquired technology of approximately $4 million; and amortization of other acquired intangible assets of approximately $11 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]	Reflects estimated adjustments for share-based compensation expense of approximately $172 million; amortization of acquired technology of approximately $15 million; and amortization of other acquired intangible assets of approximately $28 million.

[d]	Reflects the estimated adjustments in item [c] and income taxes related to these adjustments.

INTUIT INC.

ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated August 18, 2011 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income, non-GAAP net income and non-GAAP net income per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Charges for historical use of technology licensing rights

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income and diluted net income per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.

Income tax effects of excluded items and discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.